EXHIBIT B

GUIDESTONE FUNDS

Approval of Renewal of Fidelity Bond Coverage and Approval of

Related Fidelity Bond Agreement

RESOLVED, that GuideStone Funds (the “Trust”) be renewed as an insured under the Investment Company Asset Protection Bond (the “Bond”) issued by Federal Insurance Company of the Chubb Group of Insurance Companies (“Chubb”) in the amount of $10 million covering the Trust, GuideStone Capital Management (the “Adviser”), and GuideStone Financial Resources of the Southern Baptist Convention (“GuideStone Financial Resources”), and it is hereby determined by the Trustees, including a majority of the Trustees who are not “interested persons” of the Trust within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”) that the Bond is reasonable in form and amount, after having given due consideration to, among other things, the value of the aggregate assets of the Trust to which any person covered under the Bond may have access, the type and terms of arrangements made for the custody and safekeeping of assets of the Trust’s series, and the nature of the securities in those series; and it is further

RESOLVED, that the following allocation of the annual aggregate premium on the Bond among the joint insureds is hereby approved: the Trust 70%; the Adviser 25%; and GuideStone Financial Resources 5%; and it is further

RESOLVED, that the following allocation of coverage to each joint insured under the Bond be, and it hereby is, approved, which coverage in the case of the Trust is hereby determined to be equal to or in excess of the applicable minimum coverage required by paragraph (d) of Rule 17g-1 under the 1940 Act if a “single insured bond” were maintained: the Trust 70%; the Adviser 25%; and GuideStone Financial Resources 5%; and it is further

RESOLVED, that an allocation to each series of the Trust of a portion of the premium and coverage under the Bond allocated to the Trust shall be made in accordance with the relative net assets of each such series; and it is further

RESOLVED, that the portion of the premium to be paid by the Trust under the Bond be, and it hereby is, approved by the Trustees, including a majority of the Trustees who are not “interested persons” of the Trust within the meaning of the 1940 Act, after taking all relevant factors into consideration including, but not limited to, the number of other parties named as insureds, the nature of the business activities of such other parties, the amount of the Bond, the amount of the premium, the allocation of the premium among all parties named as insureds, and the extent to which the portion of the premium allocated to the Trust is less than the premium the Trust would have had to pay if it had obtained and maintained a single insured bond; and it is further

RESOLVED, that the Joint Insured Fidelity Bond Agreement, among the Trust on behalf of each of its series, the Adviser and GuideStone Financial Resources relating to the utilization of the Bond be, and it hereby is, approved; and it is further

RESOLVED, that the Secretary or any Assistant Secretary of the Trust be, and each of them hereby is, designated, authorized and directed to file the Bond with the Securities and Exchange.

Commission and give notice required under paragraph (g) of Rule 17g-1 under the 1940 Act; and it is further

RESOLVED, that the appropriate officers of the Trust are each hereby authorized to adjust or increase the coverage for the joint insureds under the Bond as necessary or appropriate between meetings of the Trustees to maintain the Trust’s compliance with the requirements of Rule 17g-1, subject to ratification by the Trustees; and it is further

RESOLVED, that the appropriate officers of the Trust are each hereby authorized to make any and all payments and to do any and all other acts, in the name of the Trust and on its behalf, as they, or any of them, may determine to be necessary or desirable and proper to obtain and maintain the Bond or otherwise in connection with or in furtherance of the foregoing resolutions; and it is further

RESOLVED, that the Board of Trustees, including a majority of the Independent Trustees, shall approve as often as their fiduciary duties require, but not less than once every twelve months, the Bond and the reasonableness of its form and amount.